EXHIBIT 2.4
THIS PURCHASE AGREEMENT made as of October 31, 2006 (the “Agreement”),
BY AND AMONG
National Money Mart Company, a Nova Scotia unlimited company (the “Purchaser”)
OF THE FIRST PART
- and -
Jenica Holdings Inc. an Ontario Corporation (“Vendor”)
OF THE SECOND PART
- and -
Shelley Stanga of the City of Hamilton, of the Province of Ontario (“Stanga”)
OF THE THIRD PART
- and -
1210260 Ontario Limited, an Ontario Corporation (“121”)
OF THE FOURTH PART
          WITNESSETH:
          WHEREAS, the Vendor as of the date hereof owns and operates seventeen (17) cheque cashing and financial service stores at various locations in Ontario as set out in Schedule 2.2(a);
          WHEREAS, the Purchaser desires to purchase from the Vendor and the Vendor desires to sell to Purchaser, all of the Assets for the Purchase Price and upon the terms and conditions hereinafter set forth;
          WHEREAS, the Purchaser desires that, effective upon the Closing Date, the Vendor, Stanga and 121 will agree not to compete with Purchaser or any of its Affiliates pursuant to a separate Non-Competition Agreement to be entered into on the Closing Date in substantially the form set forth on Exhibit A hereto;

          WHEREAS, it is a condition of the Purchaser entering into this transaction that the Vendor, Stanga and 121, provide the indemnities set out in Article X;
          WHEREAS, certain terms used in this Agreement are defined in Section 1.1; and
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I — INTERPRETATION
1.1 Defined Terms
          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
(a)	“Acquisition Transaction” shall have the meaning set forth in Section 7.5 hereof.

(a.1) “Adjustment Agreement” shall mean the agreeemnt attached as Exhibit “E”.

(b)	“Affiliate” means, with respect to any Person, any relative or any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

(c)	“Agreement” means this agreement and all schedules, exhibits and attachments hereto.

(d)	“Assets” shall have the meaning ascribed to such term in Section 2.2 hereof.

(e)	“Assumed Contracts” shall have the meaning ascribed to such term in Section 5.14 hereof.

(f)	“Audited Statements” shall have the meaning ascribed to such term in Section 5.7(a) hereof.

(g)	“Balance Sheet” shall have the meaning ascribed to such term in Section 5.7(d).

(h)	“Balance Sheet Date” shall mean June 30, 2006.

(i)	“Business” shall have the meaning ascribed to such term in Section 2.2(a) hereof.

(j)	“Business Day” means any day of the year on which national banking institutions in Toronto are open to the public for conducting business and are not required or authorized to close.

(k)	“Canadian Currency” and the “C$” sign each means the lawful money of Canada.

(l)	“Cash on Hand” means the sum of all cash (Canadian Currency and foreign currency) physically located in any of the Stores as of the opening of business on the Closing Date and all cash withdrawn from the Vendor’s bank account at the close of business on the day immediately preceding the Closing Date and at the opening of business on the Closing Date to be delivered by the Vendor’s armoured car service to the Stores on the Closing Date.

(l.1)	“Claim” means any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice of any Person alleging actual or potential liability for any Loss.

(m)	“Closing” shall have the meaning ascribed to such term in Section 4.1 hereof.

(n)	“Closing Date” shall have the meaning ascribed to such term in Section 4.1 hereof.

(o)	“Closing Date Accounts Receivable” means the aggregate dollar amount of accounts receivable of the Vendor related to the Business, including without restriction defaulted loans, all cheques returned unpaid, Loan Portfolio, accounts receivable, notes receivable and similar items in the process of collection owned or otherwise held by the Vendor as of the Effective Time. Closing Date Accounts Receivable does not include post dated cheques not related to a payday loan transaction or cheques deposited prior to the Closing Date that are returned on or after the Closing Date.

(p)	“Consent Documents” shall have the meaning ascribed to such term in Section 9.3(a) hereof.

(q)	“Contracts” shall have the meaning ascribed to such term in Section 2.2(e) hereof.

(r)	“Contract Liabilities” shall have the meaning ascribed to such term in Section 2.4 hereof.

(s)	“Current Rent” means minimum rent and additional rent (including common area costs) payable in respect of the Real Property Leases for the month in which the Closing Date occurs.

(t)	“Effective Time” shall have the meaning ascribed to such term in Section 4.1 hereof.

(u)	“Employee Benefit Plans” shall have the meaning ascribed to such term in Section 5.15(a) hereof.

(v)	“Encumbrances” means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registerable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, charge, pledge, hypothecation, security interest, Lien, easement, right of way, encroachment, restrictive or statuary covenant, right of entry, lease, license, assignment, option or claim, or right of any Person of any kind or nature whatsoever which may constitute or become by operation of law or otherwise such an encumbrance or title defect.

(w)	“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, abatement or other order or directive (conditional or otherwise) by any Governmental Body or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or ground water) at, in, by, from or related to any of the Stores or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with any of the Stores; or (iii) the violation, or alleged violation, of any Environmental Law of or from any Governmental Body relating to environmental matters connected with any of the Stores.

(x)	“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from or under any Environmental Law or order or contract with any Governmental Body or any other Person.

(y)	“Environmental Law” means any foreign, federal, provincial or local law, statute, regulation, code, ordinance, rule of common law or other requirement in any way relating to the protection of human health and safety or the environment as now or hereafter in effect including, without limitation, the Canadian Environmental Protection Act and the Environmental Assessment Act (Ontario), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous foreign, federal, provincial or local laws.

(z)	“Environmental Permits” shall have the meaning ascribed to such term in Section 5.20(a).

(aa)	“Escrow Agreement” means the form of escrow agreement referred to in Section 9.3 and attached as Exhibit C1 or C2.

(bb)	“Excise Tax Act” means the Excise Tax Act, R.S.C., 1985, c.E-15, together with the regulations promulgated thereunder, as amended or supplemented from time to time.

(cc)	“Excluded Liabilities” means any and all liabilities or obligations of the Vendor of any kind, nature and description, absolute or contingent, known or unknown, existing on or prior to the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date (including, without limitation, any such liabilities arising under any Environmental Laws and any such liabilities relating to Taxes), other than Contract Liabilities referred to in Section 2.4 hereof.

(dd)	“Franchise Obligations” means amounts owing by the Vendor to the Purchaser up to the Closing Date arising out of the franchise relationship between the Vendor and the Purchaser including without restricting the generality of the foregoing royalties and advertising costs.

(ee)	“Financial Statements” shall have the meaning ascribed to such term in Section 5.7(a) hereof.

(ff)	“GAAP” means Canadian generally accepted accounting principles as of the date hereof.

(gg)	“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, provincial, local or foreign, minister, governor or lieutenant governor-in-council, board, tribunal or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(hh)	“GST” shall refer to the Goods and Services Tax levied under Part IX of the Excise Tax Act.

(ii)	“Hazardous Material” means any substance, material or waste which is regulated by Canada, or any provincial or local Governmental Body including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

(jj)	“Interim Period” shall mean the period between the date of execution of this Agreement and the earlier of Closing and the release of each party’s obligations under Article IV or Article VIII.

(kk)	“Law” means any federal, state, provincial, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

(ll)	“Lease Assignment Holdback” shall have the meaning ascribed to such term in Section 9.3.

(mm)	“Lease Deposits” means the amount of prepaid rent and security deposits held to the credit of the Vendor by landlords of Real Property Leases as disclosed by estoppel certificates signed by such landlords.

(nn)	“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

(oo)	“Licenses” shall have the meaning ascribed to such term in Section 2.2(a) hereof.

(pp)	“Lien” means any lien, pledge, mortgage, hypothecate, deed of trust, security interest, claim, prior claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, Encumbrance or any other restriction or limitation whatsoever.

(qq)	“Listed Employees” shall have the meaning ascribed to said term in Section 7.10(a) hereof.

(rr)	“Loan Portfolio” means the value of post-dated cheques received in respect of payday loan funds advanced to customers of the Business as at the Effective Time and not yet due.

(ss)	“Losses” means any and all losses, liabilities (accrued, absolute, contingent or otherwise), suits, proceedings, judgments, awards, demands, settlements, fines, assessments, re-assessments, damages, interest and penalties, and costs and expenses (including without limitation reasonable legal fees and litigation expenses) on a solicitor and his own client basis.

(tt)	“Material Adverse Change” means any material adverse change in the business, properties, results of operations, prospects or condition (financial or otherwise) of the Business taken as a whole.

(tt.1)	“Material Contracts” shall have the meaning ascribed to such term in Section 5.14 hereof.

(uu)	“Minimum Lease Condition” shall have the meaning ascribed to such term in Section 9.3 hereof.

(vv)	“Non-Competition Agreement” shall have the meaning ascribed to such term in Section 7.8 hereof.

(ww)	“Non-Material Contract” means any Contract, other than the Real Property Leases, the Personal Property Leases, the Property Contracts and the Material Contracts, which was entered into in the ordinary course of the Business consistent with past practice in an arm’s length transaction.

(xx)	“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

(yy)	“Permits” means any approvals, authorizations, consents, Licenses, permits or certificates.

(yy.1)	“Permitted Encumbrances” means:
(i)	Encumbrances, servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the validity of title to or the value, marketability or use of the property subject thereto by the Vendor;

(ii)	assignments of insurance provided to lessors or landlords (or their mortgagees) pursuant to the terms of any Real Property Lease or Personal Property Lease and Liens or rights reserved in any such lease for rent or for compliance with the terms of such lease;

(iii)	the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

(iv)	Liens relating to or arising out of the Assumed Contracts.
(zz)	“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

(aaa)	“Personal Property Lease” shall have the meaning ascribed to such term in Section 5.12(a) hereof.

(bbb)	“Property Contracts” shall have the meaning ascribed to such term in Section 5.11(a) hereof.

(ccc)	“Purchase Price” shall have the meaning ascribed to such term in Section 2.1 hereof.

(ddd)	“Purchaser” shall have the meaning ascribed to such term in the introductory paragraph hereto.

(eee)	“Purchaser Documents” shall have the meaning ascribed to such term in Section 6.2 hereof.

(fff)	“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 10.2(a) hereof.

(ggg)	“Purchaser’s Solicitors” shall mean Messrs. Bishop & McKenzie LLP, Barristers and Solicitors, 2500, 10104 — 103 Avenue, Edmonton, Alberta, T5J 1V3.

(hhh)	“Related Vendors” means Canadian Capital Corporation, 764815 Ontario Inc., 1556911 Ontario Limited, 6052746 Canada Inc., 931669 Ontario Limited, 3081219 Nova Scotia Ltd., 3085725 Nova Scotia Limited, 603000 N.B. Inc., 602268 N.B. Inc., 11242 Newfoundland Limited, 722906 Ontario Limited, 2203850 Nova Scotia Limited, 3085726 Nova Scotia Limited, 511742 N.B. Inc., 602269 N.B. Inc., 10768 Newfoundland Limited, 0729648 B.C. Ltd., 1204594 Alberta Ltd., 360788 B.C. Ltd., 1008485 Alberta Ltd., 769515 Alberta Ltd.

(iii)	“Real Property Lease” shall have the meaning ascribed to such term in Section 5.11(a) hereof.

(jjj)	“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

(kkk)	“Remedial Action” means all actions, including, without limitation, any capital expenditures required, to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring any Store and the operations thereon into compliance with Environmental Laws.

(lll)	“Representatives” shall have the meaning ascribed to such term in Section 7.5 hereof.

(mmm)	“Stores” shall mean the financial service outlets itemized in Schedule 2.2(a).

(nnn)	“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, and other assessments, including but not limited to any income, alternative minimum or add-on tax, gross income, gross receipts, sales, goods and services, business, use, transfer, gains, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, health, education, highway use, commercial rent, environmental, windfall profit tax, customs, import duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, or additions to tax, and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Tax Return.

(ooo)	“Tax Act” shall refer to the Income Tax Act, R.S.C., 1985 (5th Suppl.) c. 1, together with the regulations promulgated thereunder, as amended or supplemented from time to time, including any proposed amendment to such legislation announced by way of notice of ways and means motion or press release from time to time by the Minister of Finance of Canada or other Minister charged with the administration of the Tax Act, which announcement confirms that such proposed amendment, when enacted, shall have retroactive effect to a date prior to the date of its enactment.

(ppp)	“Tax Return” means any return, election, declaration, report, claim for refund, information return, statement, or other similar document including any schedule or attachment thereto, and including any amendment thereof required to be filed under the provisions of any legislation in relation to Taxes and any tax forms required to be filed, whether in connection with a tax return or not, under any provisions of any applicable legislation in relation to Taxes.

(qqq)	“Time of Closing” shall mean 10:00 a.m. Eastern time.

(rrr)	“Transaction Documents” shall have the meaning ascribed to such term in Section 5.2 hereof.

(sss)	“Unaudited Statements” shall have the meaning ascribed to such term in Section 5.7(a) hereof.

(ttt)	“Vendor Indemnified Parties” shall have the meaning ascribed to such term in Section 10.2(b) hereof.

(uuu)	“Vendor” shall have the meaning ascribed to such term in the preamble hereof.

(vvv)	“Vendor’s Solicitors” means Messrs. Ross McBride LLP, 10th Floor, Commerce Place, 1 King Street, West, Hamilton, Ontario L8N 3P6.
1.2 Schedules and Exhibits
            The Schedules and Exhibits to this Agreement hereinafter referred to are incorporated herein by reference and are deemed to be part of this Agreement. The Exhibits to this Agreement are as follows:
(a)	Exhibit “A” — Form of Non-Competition Agreement

(b)	Exhibit “B” — Form of Estoppel Certificate of Landlord and Assignment of Lease

(c)	Exhibit “C1” — Form of Escrow Agreement

(d)	Exhibit “C2” — Form of Escrow Agreement

(e)	Exhibit “D” — Forms of Solicitor’s Opinion

(f)	Exhibit “E” — Adjustment Agreement
            The Schedules to this Agreement are as follows:

          Schedule 2.2(a) — Stores
          Schedule 2.2(c) — Personal Property
          Schedule 2.2(h) — Prepaid Expenses
          Schedule 3.1 — Allocation of Purchase Price
          Schedule 5.3(a) — Vendor Capitalization
          Schedule 5.5 — Conflicts, Consents of Third parties — Vendor
          Schedule 5.7(a) — Financial Statements
          Schedule 5.8 — Undisclosed Liabilities
          Schedule 5.9 — Developments since Balance Sheet Date
          Schedule 5.10 — Tax Matters
          Schedule 5.11(a) — Real Property Leases
          Schedule 5.12 — Personal Property Leases
          Schedule 5.13 — Intangible Property
          Schedule 5.14 — Material Contracts
          Schedule 5.15(a) — Employee Benefit Plans
          Schedule 5.17 — Employees
          Schedule 5.18 — Litigation
          Schedule 5.19 — Compliance with Laws
          Schedule 5.20 — Environmental Matters
          Schedule 5.21 — Related Party Transactions
          Schedule 6.3 — Conflicts; Consents of Third Parties — Purchaser
          Schedule 7.2 — Increases to Compensation

          Schedule 7.8 – Non-Competition
          Schedule 9.1 – Vendor’s Closing Deliveries
          Schedule 9.2 – Purchaser’s Closing Deliveries
1.3 Table of Contents and Headings
          The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretations of this Agreement.
ARTICLE II — SALE AND PURCHASE OF ASSETS
2.1 Sale and Purchase of Assets
          Upon the terms and subject to the conditions contained herein, on the Closing Date the Purchaser agrees to purchase from the Vendor and the Vendor agrees to sell, assign and transfer to the Purchaser the Assets of the Vendor (other than the excluded assets referred to in Section 2.3 hereof) free and clear of all Encumbrances save and except for the Permitted Encumbrances, for the sum of C$29,180,115.00 plus Seventy Five (75%) Percent of the value of the Loan Portfolio determined as at the close of business on the day immediately preceding the Closing Date (“Purchase Price”) subject to adjustments as hereinafter set forth.
2.2 Assets
          The assets (“the Assets”) owned by the Vendor and transferred to the Purchaser pursuant to Section 2.1 hereof include all properties, tangible and intangible, used or useful in the operation of the Business of the Stores, other than the excluded assets referred to in Section 2.3 hereof, including, but not limiting the generality of the foregoing:
(a)	Licenses and Authorizations All transferable authorizations, approvals, orders, licenses, certificates and permits (collectively, “Licenses”) of and from all Governmental Bodies necessary to lease the properties and assets used or usable in the ownership and/or operation of the stores listed in Schedule 2.2(a) (the “Stores”), and to otherwise conduct the business of cheque cashing, including negotiating post-dated cheques, consumer loans, payday loans, currency exchange, cash wire and money order transfer service, sale of money orders, utility bill payments, income tax preparation and discounting service from the Stores that was conducted by the Vendor prior to the date hereof (the “Business”) together with any renewals, extensions or modifications thereof and additions thereto and other pending applications or applications to be filed with any Governmental Body between the date of this Agreement and the Closing Date.
(b)	Closing Date Accounts Receivable.

(c)	Personal Property, Subject to Section 2.3 all tangible and intangible personal or moveable property, equipment, machinery, furniture, fixtures, tools, computer hardware, supplies and other assets, including a leasehold interest the Personal Property Leases, wherever located, used or usable in the ownership and/or operation of the Stores and the Business, as itemized in Schedule 2.2(c) including security systems and all security codes thereto, together with such additions, modifications and replacements thereto, and subject to deletions therefrom in connection with any such replacements, as may be made in accordance with the terms of this Agreement and in the ordinary course of business between the date of this Agreement and the Closing Date.

(d)	Leasehold Property A leasehold interest in, pursuant to the Real Property Leases all leased real or immovable property, buildings and structures, leasehold improvements, fixtures and appurtenances used or usable in the operation of the Business and their interests and rights arising under all agreements, rights and appurtenances relating thereto (including all Real Property Leases), any renewals, extensions, amendments or modifications thereof, and any additional agreements and leases made or entered into in accordance with the terms of this Agreement and in the ordinary course of business between the date of this Agreement and the Closing Date.

(e)	Contracts All right, title, interest and benefit of the Vendor in and to all agreements, contracts, Personal Property Leases commitments and understandings (other than the Real Property Leases and the

Personal Property Leases) if any pertaining to the operation of the Stores and supply of goods or services to the Business (the “Contracts”) including the Property Contracts referred to in Section 5.11(a), the Material Contracts referred to in Section 5.14 and the Non-Material Contracts referred to in Section 1.1(ww).

(f)	Intellectual Property, etc. All patents, patent licenses, franchises, copyrights, trademarks, trade names, service marks, trade secret rights, domain names, computer programs and software, if owned, permits, licenses or other similar rights used or usable in the ownership and/or operation of the Stores and the Business, to the extent that the same are legally assignable, including, specifically, the trade names enumerated on Schedule 5.13 hereof, together with any additions or modifications thereto and subject to any deletions therefrom made in accordance with the terms of this Agreement between the date of this Agreement and the Closing Date.

(g)	Books and Records All books, records and files (or copies thereof) pertaining to the Stores and the Business for all periods ending on or before the Closing Date, including all payday loan agreements, consumer loan agreements, and transaction records.

(h)	Prepaid Expenses Subject to Section 2.3, all security deposits and other prepaid expenses relating to the operation and/or ownership of the Stores and the Business as at the Effective Time listed in Schedule 2.2(h), including Lease Deposits relating to Real Property Leases.

(i)	Customer Lists and Records All goodwill of the Business as a going concern together with customer lists, vendor lists, telephone numbers and other intangible assets relating to the operation and/or ownership of the Stores and the Business, together with any additions or modifications thereto and subject to any deletions therefrom made in accordance with the terms of this Agreement between the date of this Agreement and the Closing Date.

(j)	Inventories All inventories of or relating to the Business at the Stores as of the Closing Date including all forms, supplies, brochures and advertising materials, Interac and Mastercard inventories, money orders, Western Union forms, packaging materials, manufactured supplies and finished goods.

(k)	Insurance Benefits Any benefits payable under all insurance policies relating to repairs of damage or replacement of Assets of the Business at the Stores in respect of any claims based on occurrences prior to the Closing Date, except for insurance proceeds received in respect of repairs of damage or replacement of Assets paid by the Vendor prior to Closing. .

(l)	Warranty Rights and Maintenance Contracts Full benefit of all warranties and warranty rights against manufacturers or sellers which apply to any of the Assets and all maintenance contracts on machinery equipment and the other Assets, to the extent that the same are assignable, subject to the Purchaser’s review and acceptance of such contracts and agreements prior to the Closing Date.
2.3 Excluded Assets
          Assets purchased by the Purchaser from the Vendor shall not include (i) any cash or bank accounts of the Vendor, (ii) shareholders or inter-company loans of the Vendor, (iii) any real estate owned by the Vendor, (iv) post dated cheques not related to the Loan Portfolio or cheques deposited by the Vendor prior to or after Closing that are returned on or after Closing, (v) all personal and moveable property and assets of the Vendor located in and at any premises of the Vendor, other than the Stores, and which is not necessary for the operation of the Business at the Stores, (vi) any utility deposits lodged by the Vendor with utility companies in respect of the Stores, (vii) any insurance premium rebates in respect of insurance coverages relating to the Stores which are cancelled by the Vendor at or subsequent to the Effective Time, and (viii) any deposit paid by the Vendor to Western Union, Nextwave, Datawave, Telpay or any other party for whom the Vendor acts as agent.
2.4 Liabilities
          Purchaser shall, following Closing, perform and discharge its obligations under the Assumed Contracts to the extent such obligations arise and accrue after the Effective Time

(the “Contract Liabilities”) and shall not assume and discharge or be liable for those obligations that either arise out of or would have been satisfied prior to the Closing. The Vendor agrees that in the normal course following Closing, the Vendor shall satisfy and discharge all of its obligations and liabilities for amounts due or to become due for services rendered or goods delivered to the Vendor with respect to the Business prior to the Closing Date.
2.5 Excluded Liabilities
          With the exception of the Contract Liabilities relating to the Assumed Contracts, it is understood and agreed that the Purchaser is not assuming and shall not be liable or responsible for any liabilities of the Vendor including Excluded Liabilities.
2.6 Payment of Sales, Use or Similar Taxes
          All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transfer of Assets from the Vendor to the Purchaser contemplated by this Agreement shall be borne by the Purchaser, but specifically excluding any taxes based on the net income of the Vendor.
2.7 Expenses
          Except as otherwise provided in this Agreement, the Vendor, 121 and Stanga and the Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
ARTICLE III — PURCHASE AND PAYMENT
3.1 Allocation of Purchase Price
          The Purchase Price for the Assets shall be allocated as set out in Schedule 3.1.
          The Purchase Price is subject to adjustment as provided in this Agreement.
3.2 Adjustments to Purchase Price
          The Purchase Price is subject to adjustment, as follows:
(a)	The Purchase Price shall be increased by the amount of (i) Lease Deposits, (ii) that portion of Current Rent paid by the Vendor applicable to the period from and after Closing, (iii) Cash on Hand determined in accordance with Section 3.5, and (iv) that portion of the payroll, if any, paid by the Vendor in respect of all Listed Employees to be employed by the Purchaser which is applicable to the period from and after the Effective Time.

(b)	The Purchase Price shall be reduced by the amount of (i) Franchisee Obligations and (ii) wages, salaries, bonuses, commissions and accrued vacation pay due to Listed Employees of the Vendor up to the Effective Time and unpaid.

(c)	The amount of any Lease Assignment Holdback, if any, shall be deducted from the Purchase Price and shall be paid into escrow in accordance with Section 9.3, and the amount of any Permit Holdback, if any, shall be deducted from the Purchase Price and shall be paid into escrow in accordance with Section 8.3(c).
3.3 Payment of Cash
          On the Closing Date and subject to the terms and conditions of this Agreement, the Purchaser shall pay to the account of the Vendor by wire transfer the full amount of the Purchase Price, as adjusted, to the trust account of the Vendor’s Solicitors.
3.4 Post Closing Chargebacks
          The Purchaser shall for a period of 30 days following the Closing Date act as agent for the Vendor, upon request of the Vendor, to collect any cheques payable to the Vendor deposited prior to Closing and returned after Closing for non sufficient funds and any post dated cheques payable to the Vendor deposited after Closing and returned for non sufficient funds for a fee of thirty (30%) per cent of the amounts collected. Upon expiry of said 30 day period, the Purchaser shall return all uncollected NSF cheques and net proceeds of collected cheques to the Vendor.
3.5 Calculation of Adjustments
(a)	At the close of business on the day immediately preceding the Closing Date a representative of the Vendor and Purchaser in each of the Stores will cause a physical count to be made of the following:
(i)	the amount of Canadian currency on hand:

(ii)	the amount of foreign currency on hand: and

(iii)	the Loan Portfolio.
(b)	The representatives of the Vendor and Purchaser at each Store shall set out the totals of the amounts referred to in Section 3.5 (a) (i)(ii)(iii) in writing, initial and fax a copy of the statement (“outlet statement”) to the Vendor’s Solicitor and Purchaser’s Solicitor.

(c)	The Vendor and Purchaser shall receive all of the outlet statements at Closing, determine the Cash on Hand and the Loan Portfolio for all Stores. The foreign currency shall be valued in Canadian funds based on the cost to the Vendor to purchase the foreign currency as if purchased on the day before the Closing Date.

(d)	Should the Vendor or Purchaser receive a payment from Western Union, Nextwave, Telepay or any other party for which the Vendor acts as agent to provide services for the period both before and after the Effective Time, the party receiving payment shall forthwith reimburse the other party in respect of all such commissions earned up to the Effective Time or from and after the Effective Time as the case may be.

(e)	In the event that there is a dispute between the Vendor and Purchaser as to the adjustments to the Purchase Price contemplated in Sections 3.2 or 3.5 and the dispute is not resolved by the Closing Date then the parties shall proceed to complete the transaction and any adjustments in dispute shall be determined in accordance with the Adjustment Agreement.
ARTICLE IV — CLOSING AND TERMINATION
4.1 Closing Date
          Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Assets (the “Closing”) shall take place at the Time of Closing at the offices of the Vendor’s Solicitors (or at such other place as the parties may designate in writing) on October 31, 2006, with an effective time (the “Effective Time”) of 11:59 p.m. in each time zone within which the Stores are located or on such other date and at such other place as the Vendor and the Purchaser may jointly designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”
4.2 Termination of Agreement
          This Agreement may be terminated prior to the Closing as follows:
(a)	by mutual written consent of the Vendor and the Purchaser; or

(b)	by the Vendor or the Purchaser by written notice to the other if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

(c)	by:
(i)	the Purchaser if there is a material breach of a representation or warranty or covenant by the Vendor; or

(ii)	the Vendor if there is a material breach of a representation or warranty or breach of covenant by the Purchaser; or
(d)	by the Purchaser if there is a Material Adverse Change.
4.3 Procedure Upon Termination
          In the event of termination of this Agreement pursuant to Section 4.2 or 4.5 hereof, this Agreement shall, subject to Section 4.4, terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by the Purchaser or the Vendor. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.
4.4 Effect of Termination
          In the event that this Agreement is validly terminated as provided herein, then the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Vendor, or the

Purchaser; however, nothing in this Section 4.4 shall relieve any party hereto of any liability for a breach of this Agreement prior to the date of such termination.
4.5 Risk of Loss
          From the date hereof up to the Effective Time, the Assets shall be and remain at the risk of the Vendor. If, prior to the Effective Time all or substantially all of the Assets are destroyed or damaged by fire or by any other casualty or shall be appropriated, expropriated or seized by governmental or other authority the Purchaser shall have the option, exercisable by notice in writing given within 5 business days of the Purchaser receiving notice in writing from the Vendor of such destruction, damage, expropriation or seizure:
(a)	to complete the purchase without reduction of the Purchase Price in which event all of the proceeds of insurance or compensation for damage, destruction, expropriation or seizure shall be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned to the Purchaser; or

(b)	to rescind this agreement and not complete the purchase of the Assets.
ARTICLE V — REPRESENTATIONS AND WARRANTIES OF THE VENDOR, AND STANGA
          Each of the Vendor, and Stanga hereby jointly and severally represents and warrants to Purchaser as follows:
5.1 Organization and Good Standing
          The Vendor is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. The Vendor is a “private company” within the meaning of the Securities Act (Ontario) and is not a reporting issuer (or the equivalent thereof) under any securities laws of any Province of Canada. The Corporation is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the Stores are located.

5.2 Authorization of Agreement
          The Vendor has all requisite power and authority to execute and deliver this Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Person in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement and the Non-Competition Agreements, the “Transaction Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by the Vendor and (assuming the due authorization, execution and delivery by Purchaser if a party thereto) this Agreement constitutes, and each of the Transaction Documents when so executed and delivered will constitute, the legal, valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.3 Capitalization
(a)	The sole legal and beneficial owners of all of the issued and outstanding shares of the Vendor are set out in Schedule 5.3(a).

(b)	There is no existing option, warrant, call, right, commitment or other agreement of any character to which the shareholders of the Vendor are a party requiring (or which may in the future require), and there are no securities of the Vendor outstanding which upon conversion or exchange would require (or may in the future require) the issuance, sale or transfer of any shares or any securities of the Vendor or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of the Vendor. At the Time of Closing, none of Stanga, 121, the Vendor or any shareholder of the Vendor will be a party to any voting trust or any voting agreement with respect to any of the shares of the Vendor or to any agreement related to the issuance, sale, redemption, transfer or other disposition of the shares of the Vendor.

5.4 Subsidiaries and Other Interests
          Registered and beneficial title to all of the Assets is held and at Closing will be held in the name of the Vendor solely and there are no Assets or rights with respect thereto held by any partnership, joint venture or minority interest.
5.5 Conflicts; Consents of Third Parties
(a)	Except in respect of the Real Property Leases and as set forth on Schedule 5.5, none of the execution and delivery by any of the Vendor, Stanga or 121 of this Agreement and the Transaction Documents, the consummation by each of the Vendor, Stanga or 121, of the transactions contemplated hereby and thereby, or compliance by the Vendor, Stanga or 121 with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, articles, bylaws, shareholders agreement, trust agreements or other organizational documents of the Vendor; (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, deed of trust, indenture, license, lease, agreement or other instrument or obligation to which the Vendor, is a party or by which it or the Assets are bound; (iii) give to any other Person any right of termination, cancellation or acceleration with respect to any agreement, instrument or other document which is material to the Business or Assets or to which the Vendor is a party; (iv) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which the Vendor is bound; or (v) result in the creation of any Lien upon the Assets.

(b)	Except in respect of the Real Property Leases and the Personal Property Leases and as set forth on Schedule 5.5, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Vendor, Stanga or 121, in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Vendor, Stanga or 121, as the case may be, with any of the provisions hereof or thereof.

5.6 Ownership and Transfer of Assets
          The Vendor will be, at the Time of Closing, the registered and beneficial owner of all of the Assets free and clear of any and all Liens save and except the Permitted Encumbrances. The Vendor will have, at the Time of Closing, the power and authority to sell, transfer, assign and deliver the Assets as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Assets, free and clear of any and all Liens save and except the Permitted Encumbrances. Immediately after the Closing, Purchaser will own all of the Assets.
5.7 Financial Statements
(a)	Attached hereto as Schedule 5.7 (a) are: (i) the audited balance sheets of the Vendor as at December 31, 2004 and 2005 and the related audited statements of income and of changes in financial position of the Vendor for the years then ended (collectively called the “Audited Statements”); and (ii) the management prepared unaudited balance sheet of the Vendor as at June 30, 2006 and the related statement of income of the Vendor (the “Unaudited Statements”) for the period then ended (such Audited and Unaudited Statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Audited Statements is complete and correct in all material respects, has been prepared in accordance with GAAP and in conformity with the practices consistently applied by the Vendor without modification of the accounting principles used in the preparation thereof (except as may be required by GAAP), and presents fairly the financial position, results of operations and changes in financial position of the Vendor as at the dates and for the periods indicated.

(b)	The Unaudited Statements have been prepared in all material respects on a basis consistent with the Audited Statements, are true, correct and complete in all material respects and present fairly the financial condition of the Vendor as of June 30, 2006 including the assets and liabilities of the Vendor as of June 30, 2006, and the revenues, expenses and results of the operations of the Vendor for the six (6) month period ended on June 30, 2006.

(c)	The financial condition of the Vendor is no worse than the financial condition reflected in the Unaudited Statements, and no significant new liabilities have arisen since the Balance Sheet Date.

(d)	For the purposes of this Article V, the unaudited balance sheet of the Vendor as at June 30, 2006 is collectively referred to as the Vendor’s “Balance Sheet” and June 30, 2006, is referred to as the “Balance Sheet Date”.
5.8 No Undisclosed Liabilities
Except as set forth on Schedule 5.8, the Vendor has no indebtedness, obligations or liabilities of any kind (whether absolute, contingent or otherwise, and whether due or to become due) which are not reflected on its Balance Sheet other than such indebtedness, obligations or liabilities (i) as were incurred in the ordinary and usual course of business consistent with its past practices since the Balance Sheet Date, (ii) existing pursuant to any contract or agreement disclosed on Schedules 5.11(a), 5.12 or 5.14 or any contract or agreement not required to be disclosed thereon because such contract or agreement was not of the type required to be disclosed thereon by such Sections, or (iii) existing under applicable builders lien legislation or claim in respect of any such lien filed previously, which remains outstanding in respect of any portion of any Real Property Lease and, to the knowledge of the Vendor and Stanga there is no work currently in progress which could give rise to such a Lien.
5.9 Absence of Certain Developments
              Except as expressly required by this Agreement or as set forth on Schedule 5.9, since the Balance Sheet Date:
(a)	there has not been any Material Adverse Change in the Business of the Vendor nor has there occurred any event which is reasonably likely to result in a Material Adverse Change in the Business;

(b)	the Vendor has not made any material change with respect to any method of management, operation or accounting in respect of the Business;

(c)	there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Assets having a replacement cost of more than C$20,000 for any single loss or C$50,000 for all such losses;

(d)	the Vendor has not (i) awarded or paid any bonuses to Listed Employees as defined in Section 7.10 (a) hereof with respect to the most recent fiscal year ended prior to the Balance Sheet Date, or (ii) entered into, or increased or agreed to increase the compensation payable or to become payable by it or the coverage or benefits available under, any written or oral employment agreement or arrangement, deferred compensation agreement, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with the Vendor’s Listed Employees, other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in an increase of more than 3% per annum in the benefits or compensation expense of the Vendor taken as a whole;

(e)	there has not been any change by the Vendor in accounting or Tax reporting principles, methods or policies relating to the Business;

(f)	the Vendor has not entered into any transaction or Contract relating to the Business or conducted the Business other than in the ordinary course consistent with past practice;

(g)	the Vendor has not failed to promptly pay and discharge current liabilities relating to the Business except where disputed in good faith by appropriate proceedings;

(h)	the Vendor has not made any loans, advances or capital contributions to, or investments in, or paid any fees or expenses to any Listed Employees of the Vendor in addition to their usual remuneration and in amounts exceeding $10,000.00;

(i)	the Vendor has not mortgaged, pledged or subjected to any Lien any of its Assets except for Permitted Encumbrances, or acquired any Assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets related to the Business, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(j)	the Vendor has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent) relating to the Business, except in the ordinary course of business consistent with past practice;

(k)	the Vendor has not amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Business taken as a whole;

(l)	the Vendor has not made any capital expenditure or capital additions or betterments except in the ordinary course of business consistent with past practice, or committed to make but not made or completed any capital expenditure or capital additions or betterments in excess of C$25,000 individually or C$100,000 in the aggregate;

(m)	the Vendor has not instituted or settled any Legal Proceeding which in any way is material to the Business;

(n)	no Legal Proceedings have been instituted or threatened and no claim or demand has been made against the Vendor, Stanga or 121 seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated herein and no Order by a Governmental Body has been instituted or threatened to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated herein;

(o)	the Vendor has not sold, transferred, assigned or hypothecated any bad debt or accounts receivable; and

(p)	the Vendor has not agreed to do anything set forth in this Section 5.9.

5.10 Taxes
(a)	Except as set out in Schedule 5.10, all Tax Returns required to be filed by or with respect to the Vendor and the Assets have been properly prepared and all such Tax Returns are true, complete and correct.

(b)	There are no Liens with respect to Taxes upon any of the Assets.

(c)	The Vendor will be, prior to the Closing Date, duly registered under Part IX of the Excise Tax Act with respect to the GST, and its respective registration number is as set forth on Schedule 5.10.

(d)	The Vendor has remitted to the applicable tax collecting authority, all Taxes required to be paid on or before the Closing Date to such tax collecting authority and the Vendor undertakes to pay any Taxes in respect of the Business and this transaction that may become payable by the Vendor after the Closing Date.
5.11 Leased Property
(a)	Schedule 5.11(a) sets forth a complete list of all real or immovable property and interests in real or immovable property leased by the Vendor as lessee in which a Store is located (individually, a “Real Property Lease”) and the real or immovable properties specified in such leases, together with the expiry date of each Real Property Lease and renewal term available. The Real Property Leases constitute all interests in real or immovable property currently used or currently held for use in connection with the ownership and/or operation of the Stores or which are necessary for the continued operation of the Stores as currently conducted. S.A. Elliot Holdings Ltd. (“SAE”) has and at the Time of Closing will have a valid and enforceable leasehold interest under each of the Real Property Leases; except as disclosed in Schedule 5.11(a), SAE has not caused an event of default or received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by SAE under any of the Real Property Leases; and to the best of the knowledge of the Vendor and Stanga, except as disclosed in Schedule 5.11(a), none of the landlords in respect of the Real Property Leases has caused an event of default that with notice or lapse of time, or both, would constitute a default by any one of such landlords under any of the Real Property Leases. Each of the Stores and fixtures and improvements thereon is in a sufficient and adequate condition and state of maintenance and repair for the operation of the Business (subject to normal wear and tear). Except as disclosed in Schedule 5.11(a), with respect to each Store, there is no management agreement, service contract or other contract or agreement, other than the Real Property Leases, the Personal Property Leases and the Material Contracts, to which the Vendor or SAE is a party affecting such Store (collectively, “Property Contracts”) which (i) was not made in the ordinary course of business, (ii) is not terminable upon 30 days’ prior notice by the Vendor or SAE without payment of a premium or penalty or (iii) requires payments in excess of an amount that, if added to the monthly payment obligations of all other Property Contracts in respect of such Store, would cause the aggregate amount of all monthly payment obligations in respect of all Property Contracts for such Store to exceed C$2,000. The Vendor has delivered to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)	The Vendor has obtained and will validly transfer to the Purchaser on or prior to Closing all transferable Permits necessary or useful for the current use and operation of each Store, and the Vendor and or SAE has fully complied with all material conditions of the Permits applicable to them. Except as disclosed in Section 5.11(a), no material default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(c)	There does not exist any actual or, to the best knowledge of the Vendor and Stanga, threatened or contemplated condemnation, expropriation or eminent domain proceedings that affect any Store or any part thereof, and none of the Vendor, Stanga, SAE or 121, has received any notice, oral or written, of the intention of any

Governmental Body or other Person to take or use all or any part thereof.

(d)	None of the Vendor, Stanga, SAE or 121, has received any written notice from any insurance company, municipality or any Governmental Body requiring performance of any structural or other repairs or alterations to any Store.

(e)	Except as provided for in any Real Property Lease, SAE does not own or hold, or is obligated under or a party to, any option, right of first refusal or other Contract right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein in respect of any Store.

(f)	SAE has sent valid notice of intention to renew to each lessor for a Real Property Lease that is due to receive notification of renewal of Lease in accordance with the terms thereof.

(g)	Except as disclosed in Schedule 5.11(a) or 5.18, the conduct of the Business conducted from the Stores complies with all regulations, statutes, enactments, laws and by-laws and to the knowledge of the Vendor and Stanga the Stores comply with all regulations, statutes, enactments, laws and bylaws including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws.

(h)	Except as provided in Schedule 5.11(a), each Store (including all buildings, improvements and fixtures) is fit for its present use, and no Store is currently undergoing any alteration or renovation and to the knowledge of the Vendor and Stanga, there are no material or structural repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems that are necessary and no alteration or renovation is contemplated.

(i)	SAE’s share of all realty taxes, rates, levies and assessments, all business excise and sales taxes and all utility charges and other rates,

levies and assessments charges and duties whatsoever required by law to be paid in respect of the Business and the Assets up to the Closing Date and of which the Vendor has had notice as of the Closing Date have been paid.

(j)	All minimum rent and additional rent, taxes, utilities, common area maintenance costs and other amounts due and owing under the Real Property Leases to the respective landlords or any third parties up to the Closing Date and of which the Vendor has had notice as of the Closing Date have been or will be paid and Current Rent will be paid in full as of Closing.
5.12 Tangible Personal Property
(a)	Schedule 5.12 sets forth all leases of personal or moveable property (“Personal Property Leases”) relating to personal property used or usable in the operation of the Stores or the Business. The Vendor has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)	The Vendor has or will validly transfer to the Purchaser on or prior to Closing a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Vendor, or to the best knowledge of the Vendor and Stanga, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Each of the items of tangible personal property used by the Vendor under the Personal Property Leases is in good condition and repair (ordinary wear and tear excepted) and is suitable for the purposes used.

(c)	The Vendor has and at the Time of Closing will have good and marketable title to all of the items of tangible personal or moveable property reflected in the Balance Sheet and forming a part of the Assets (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens except Permitted Encumbrances. All such items of tangible personal or moveable property which, individually or in the aggregate, are material to the operation of the Stores and the Business are in a sufficient and adequate condition and state of maintenance and repair for the operation of the Business (ordinary wear and tear excepted) and are suitable for the purposes used.

(d)	The Vendor owns (or leases from unaffiliated Persons) all tangible property necessary to conduct the Business and will validly transfer ownership of its interest in all such tangible property to the Purchaser at the Closing.
5.13 Intangible Property
(a)	Subject to certain deficiencies with respect to software licensing which have been identified by the Purchaser as set out in Schedule 5.13: (i) except for software installed or provided by the Purchaser, Schedule 5.13 under the heading “software” contains a complete and correct list of each software computer program licensed or used by the Vendor in the Business and the license agreement for each computer software installed by the Purchaser; (ii) Schedule 5.13 under the heading “Custom Software (written-in-house)” contains a complete and correct list of each software computer program owned or licensed by the Vendor free and clear of all Liens (except the Permitted Encumbrances) and is in good standing;(iii) there have been no claims made respecting the intangible property and none of the Vendor, Stanga or 121, has received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others; (iv) the Vendor possesses all patents, patent licenses, trade names, trademarks, trade secret rights, computer programs, software, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights and/or licences to the use thereof necessary for the conduct of the Business as now conducted, not subject to any restrictions materially adversely affecting the Business, and without any known conflict with the rights of others and the Vendor has not in the last twenty-four months forfeited, sold, assigned or otherwise relinquished any such patent, patent license, trade name, trademark, trade secret right, computer program, software, service mark, brand mark, brand name, domain name, copyright, know-how, formulae or other proprietary right necessary for the conduct of the Business; (v) the Vendor is not under any obligation to pay any royalties or similar payments in connection with any license to the Vendor, any Affiliate of the Vendor or any other Person other than as set out in Schedule 5.13 and except in respect of any royalties or similar payments payable to the Purchaser or other parties in respect of software or computer programs provided to the Vendor by the Purchaser.

(b)	Schedule 5.13 under the heading “Domain Names” lists all the domain names containing the words “Money Mart”, “Insta Cheques” and any trade mark referred to in any franchise agreement entered into between the Vendor and Purchaser. The Vendor does not own any patent, patent license or trade marks relating to the Business.
5.14 Material Contracts
          Schedule 5.14 sets forth all of the following Contracts (“Material Contracts”) to which the Vendor is a party or by which it is bound including: (i) Contracts with any labour union or association representing any employee of the Vendor; (ii) Contracts pursuant to which any Person is required to purchase or sell a stated portion of its requirements or output or services from or to the Vendor; (iii) Contracts for the sale of any of the Assets of the Vendor other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its Assets; (iv) Contracts containing covenants of the Vendor or Affiliates not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Vendor in any line of business or in any geographical area; (v) Contracts relating to money transfers; (vi) Contracts relating to the payment of utility or other bills for third parties; (vii) any other Contracts, other than Real Property Leases, Personal Property Leases and Property Contracts, which were not entered into in the ordinary course of business consistent with past practice, or which involve the expenditure of more than C$25,000 in the aggregate or require performance by any party more than one year from the date hereof; (viii) Contracts involving an obligation to make a capital expenditure in excess of C$25,000.00; and (ix) licensing Contracts pursuant to which the Vendor is a licensor or licensee. There have been made available to the Purchaser true and complete copies of each of the Material Contracts. Except as set forth on Schedule 5.14, each of the Material Contracts and other agreements is in full force and effect and to the knowledge of the Vendor and Stanga, is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). For purposes hereof, “Assumed Contracts” shall consist of (i) the Non-Material Contracts, and the Material Contracts, except such Non-Material Contracts and such Material Contracts identified in Schedule 5.14 as not being assumed by the Purchaser; (ii) the Property Contracts, (iii) the Personal Property Leases and (iv) the Real Property Leases. Except as set forth on Schedule 5.14, the Vendor is not in default in any material respect under any Assumed Contracts nor, to the knowledge of the Vendor and Stanga, is any other party to any Assumed Contract in default thereunder in any material respect.
5.15 Employee Benefits
(a)	Schedule 5.15(a) contains an accurate and complete list and description of, and sets forth the annual amount payable pursuant to, all pension, profit sharing, retirement, death benefit, welfare, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, life insurance, health insurance, workers compensation, scholarship or other employee benefit plan, program, policy or arrangement maintained by the Vendor or to which the Vendor has any liability (contingent or otherwise) with respect to Listed Employees of the Vendor (“Employee Benefit Plans”) therein described and the Financial Statements reflect in the aggregate an accrual of all amounts accrued, if any, but unpaid under all such Employee Benefit Plans as of the dates thereof. The Vendor does not have any commitment, whether formal or informal, and whether legally binding or not, to create any additional such Employee Benefit Plan and no promise of improvement has been made relating to any Employee Benefit Plan. Each of such Employee Benefit Plans disclosed on Schedule 5.15(a) is in effect and the Vendor is in compliance with all laws, rules and regulations applicable thereto. All Employee Benefit Plans disclosed on Schedule 5.15(a) have been duly registered where required by, and are in good standing under, all applicable legislation and the Vendor has fulfilled its funding obligations under all such plans and each Employee Benefit Plan that is required to be funded or that is a registered pension plan is fully funded on both a “solvency” and “going concern” basis as determined in accordance with the actuarial methods and assumptions used in the most recent actuarial report prepared in respect of the Employee Benefit Plan. With respect to each current Employee Benefit Plan or plan under which benefits may be due to, or liabilities may exist in respect of, current or former employees, the Vendor has delivered to the Purchaser accurate and complete copies of (i) all currently applicable plan texts and agreements and any amendments thereto; (ii) all summary plan descriptions and material employee communications; (iii) the most recent annual report and/or annual information return filed in respect of the Employee Benefit Plan with any applicable regulatory authority; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent actuarial valuation; (vi) the trust agreement or other funding agreement (including all amendments made thereto); and (vii) a copy of the most recent letter confirming regulation of the Employee Benefit Plan with each applicable regulatory authority. Each Employee Benefit Plan has been administered materially in accordance with its terms. All material reports, returns and similar documents with respect to the Employee Benefit Plans required to be filed with any Governmental Body or distributed to any Employee Benefit Plan participant has been duly and timely filed or distributed. There are no pending investigations by any Governmental Body, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(b)	All Vendor contributions and premiums required by law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

(c)	There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any such plans of the Vendor or the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the knowledge of the Vendor and Stanga, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

(d)	Except as disclosed on Schedule 5.15(a), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Vendor; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(e)	There has been no withdrawal by the Vendor, or any other employer of assets from the Employee Benefit Plans and no application for approval of a withdrawal of assets has been made to any applicable federal or provincial regulatory authority. Any application of surplus assets in any of the Employee Benefit Plans to offset employer contributions required to be made thereto has been permitted by the terms of the Employee Benefit Plan and any funding agreement maintained in connection therewith.
5.16 Labour
(a)	The Vendor is not party to any labour or collective bargaining agreement and there are no labour or collective bargaining agreements which pertain to employees of the Vendor.

(b)	No employees of the Vendor are represented by any labour organization. No labour organization or group of employees of the Vendor have made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Vendor and Stanga, threatened to be brought or filed, with any federal or provincial agency responsible for labour or employment laws or other labour relations tribunal. There is no organizing activity involving the Vendor pending or, to the best knowledge of the Vendor and Stanga, threatened by any labour organization or group of employees of the Vendor.

(c)	There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labour disputes pending or, to the best of the knowledge of the Vendor and Stanga, threatened against or involving the Vendor. There are no unfair labour practice charges, grievances or complaints pending or, to the best of the knowledge of the Vendor and Stanga, threatened by or on behalf of any employee or group of employees of the Vendor.
5.17 Employment Matters
          All of the employees listed on Schedule 5.17 are bona fide employed for the benefit of and employed in the conduct of the Business and except as disclosed in Schedule 5.17, none of the employees of the Vendor employed in respect of the Business is employed other than on an indefinite hiring basis terminable on reasonable notice according to law.
Schedule 5.17 annexed hereto contains a complete and accurate list of:
(a)	the job categories, number of employees in each category and salary or wage range for each category with respect to employees of the Vendor who earn total annual compensation of less than C$27,000.00; and

(b)	with respect to all other employees of the Vendor, such employee’s name and a brief job description for each such employee (collectively, the “Employees”) and, for each such person, his or her current rate of compensation (including salary, bonus and all other forms of compensation), the date of hire and the date and amount of the most recent increase in compensation, whether any commitment, promise or undertaking has been made by the Vendor or any of its officers with respect to any increase in the compensation payable to any such employee or any portion thereof, the extent of such employee’s participation in any Employee Benefit Plans and any accrued rights under such Employee Benefit Plans that will lapse or terminate by reason of the consummation of the transactions contemplated by this Agreement. The Vendor does not have any employment, consulting or severance contract, arrangement or understanding (either written or oral) with any person whomsoever except such contracts as are listed on Schedule 5.17. The Vendor has made all deductions required by law to be made for wages and salaries, which deductions are consistent with past practices and in accordance with generally accepted accounting principles and has either remitted same to the respective legally constituted authorities entitled to receive payment of same or has provided for same in its accounts. Hours worked by, and payments made to, employees of the Vendor have not been in violation of any applicable laws, rules or regulations dealing with such matters and all severance payments due to any employee have been or will at time of Closing be paid. The consummation of the transactions contemplated by this Agreement will not give rise to any liability on the part of the Purchaser for severance pay, termination benefits, or any other payments to employees or independent contractors.
Except as detailed in Schedule 5.17:
(c)	no notice has been received by the Vendor of any complaint filed by any of the employees against the Vendor claiming the Vendor has violated the Employment Standards Act (Ontario) or the Human Rights Code (Ontario) (or any applicable employees or human rights or similar legislation in the other jurisdictions in which the Business is conducted or the Vendor operates) or of any complaints or proceedings of any kind involving the Vendor or, to the knowledge of the Vendor and Stanga, after due inquiry, any of the employees of the Vendor before any labour relations board;

(d)	there are no outstanding orders or charges against the Vendor under the Occupational Health and Safety Act (Ontario) (or any applicable health and safety legislation in the other jurisdictions in which the Business is conducted);

(e)	the Vendor has complied with all of its obligations under the Pay Equity Act (Ontario) and has provided the Purchaser with a copy of any “pay equity” plans filed with any governmental or regulatory authority or delivered to its employees;

(f)	the Vendor has paid all assessments pursuant to workers’ compensation legislation levied by all Governmental Bodies and, to the best of the knowledge of the Vendor and Stanga, the Vendor has no liability for and there is not pending any state of facts which may result in the levying of a special assessment or a penalty charge of any nature with respect to the period prior to the Closing and the Vendor shall indemnify the Purchaser in the event that a special assessment or penalty charge of any nature is levied or claim made against the Purchaser in respect of any employee of the Vendor relating to the period prior to the Closing. The Vendor has filed on a timely basis all payroll statements required to be filed pursuant to applicable workers’ compensation legislation. The Vendor is not liable to indemnify any of its employees or any governmental body in respect of compensation and/or healthcare payable to its employees pursuant to applicable workers’ compensation legislation. The Vendor notified the relevant governmental authorities, within the time periods specified by applicable legislation, of all occurrences of accidents for which notification is required by applicable legislation and has provided requisite details thereof;

(g)	there are no other or additional contracts of employment or service which are oral or in writing with any employees of the Vendor in respect of the Business. Except as contemplated by Section 5.9(d) hereof, or as set forth in Schedule 7.2 there has been no change in the terms of employment of the Listed Employees since June 30, 2006; and

(h)	the Vendor shall be responsible for payment of wages, salaries, bonuses, benefits, commissions and all accrued vacation pay of the Listed Employees up to and including the Closing Date, which if not paid by the Vendor on or before the Closing Date shall be deducted as an adjustment from the Purchase Price.

5.18 Litigation
Except as set forth in Schedule 5.18, (i) there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Vendor and Stanga, overtly threatened against the Vendor (or to the knowledge of the Vendor and Stanga, pending or threatened, against any of the officers, directors or key employees of the Vendor with respect to their business activities on behalf of the Vendor), or to which the Vendor, Stanga and 121 is otherwise a party, before any court, or before any Governmental Body, commission, board, or agency nor, to the knowledge of the Vendorand Stanga, is there any reasonable basis for any such action, proceeding, or investigation, and (ii) the Vendor is not subject to any judgment, Order or decree of any court or Governmental Body and the Vendor is not engaged in any legal action to recover monies due it or for damages sustained by it.
5.19 Compliance with Laws
          The Vendor possesses all Licenses of and from all Governmental Bodies, and has made all filings with all Governmental Bodies, necessary to own or lease the Assets and the Stores and to conduct the Business. Except as set forth on Schedule 5.19, no proceeding has been served or, to the knowledge of the Vendor and Stanga, threatened or commenced which seeks to, or could reasonably be anticipated to, cause the suspension, modification, revocation or withdrawal of any License. To the knowledge of the Vendor andStanga and except as disclosed in Schedule 5.18, the Vendor is currently, in compliance with all Laws applicable to the Vendor in respect of the Business.
5.20 Environmental Matters
         Except as set forth on Schedule 5.20 hereto with respect to Stores:
(a)	The operations of the Vendor have been and are in compliance with all applicable Environmental Laws and all Licenses issued pursuant to Environmental Laws (“Environmental Permits”);

(b)	The Vendor has obtained all Environmental Permits necessary to operate the Business and is in compliance with such Environmental Permits;

(c)	The Vendor is not the subject of any outstanding written order, agreement or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Release or threatened Release of a Hazardous Material or (iv) any Environmental Claim;

(d)	The Vendor has not received any written communication alleging that the Vendor or the operations of the Business may be in violation of any Environmental Law or any Environmental Permit, or may have any liability under any Environmental Law;

(e)	The Vendor has no liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and no facts or circumstances exist which could reasonably be expected to give rise to such liability under Environmental Laws;

(f)	There are no legal or administrative proceedings pending or, to the knowledge of the Vendor and Stanga, threatened against the Vendor alleging the violation of or seeking to impose liability pursuant to Environmental Laws;

(g)	The Vendor has not received notice of any investigations of the Business, its operations, or currently or previously owned, operated or leased property of the Vendor in connection with the Business nor, to the knowledge of any of the Vendor and Stanga, are there any such pending or threatened investigations which could lead to the imposition of any liability pursuant to Environmental Law;

(h)	To the knowledge of the Vendor and Stanga, there is not located at any of the Stores any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls;

(i)	The Vendor has not transported, incorporated or otherwise deposited or installed any (i) underground storage tanks, (ii) asbestos - containing material or (iii) equipment containing polychlorinated biphenyls at any of the properties leased under the Real Property Leases;

(j)	The Vendor has not had prepared any environmentally related audits, studies, reports, analyses, or results of investigation that have been performed with respect to any of the properties leased under the Real Property Leases.
5.21 Related Party Transactions
          Except as set forth in Schedule 5.21, none of Stanga, 121, the Vendor, any Affiliate of the Vendor, nor any officer, director or employee of any of them, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (a) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Vendor, or (b) engaged in the Business.
5.22 Brokers
          No Person has acted, directly or indirectly, as a broker or finder for the Vendor in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
5.23 Franchise Operations
          Each of the Stores has been operated by the Vendor pursuant to and in compliance with a franchise agreement with the Purchaser.
5.24 Name
          “Money Mart” is the only name used by the Vendor in the operation of the Stores and the Business.
5.25 Intentionally Deleted
5.26 No Bankruptcy
          None of the Vendor, Stanga, SAE or 121 is insolvent, nor has any of them committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition or receiving order in bankruptcy filed against them, taken any proceedings with respect to a compromise or arrangement, taken any proceedings to have any of them declared bankrupt or wound-up, taken any proceedings to have a receiver appointed over any material part of their assets, had any encumbrancer take possession of any of their property, or had any execution or distress become enforceable or become levied upon any of their properties or assets.
5.27 No Misrepresentation
          None of the Vendor or Stanga, has omitted to state a material fact or make a statement which would make any of the representations or warranties contained herein misleading or inaccurate.
5.28 Withholdings
          The Vendor has withheld and will continue until the Closing Date to withhold from each payment made to the Listed Employees the amount of all taxes, including but not limited to income tax, premium contributions, remittance and assessments or re-assessments for unemployment insurance employer health tax, Canada Pension Plan, income tax, workers’ compensation and any other employment related legislation, accrued wages, Taxes, salaries, commission and employee benefit plan payments, and other amounts required to be withheld therefrom, and will have paid the same to the proper tax or other receiving authorities within the time required under any applicable legislation. The amount of tax withheld but not remitted will be retained in the Vendor’s account and will be remitted by the Vendor on or before the date same is due.
ARTICLE VI — REPRESENTATIONS AND WARRANTIES OF PURCHASER
          The Purchaser hereby represents and warrants to the Vendor that:
6.1 Organization and Good Standing
          The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and is duly registered and in good standing in the Province of Ontario.
6.2 Authorization of Agreement
          The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
6.3 Conflicts; Consents of Third Parties
(a)	Except as set forth on Schedule 6.3 hereto, none of the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation by the Purchaser of the transactions contemplated hereby and thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, articles, by-laws or other organizational documents of the Purchaser, (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets is bound or (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which the Purchaser is bound.

(b)	Except as set forth on Schedule 6.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body not previously obtained is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

6.4 Litigation
          There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or the Purchaser Documents or consummate the transactions contemplated hereby and thereby.
6.5 Brokers
          No Person has acted, directly or indirectly, as a broker or finder for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
6.6 Bankruptcy
          The Purchaser is not insolvent, nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition or receiving order in bankruptcy filed against it, taken any proceedings with respect to a compromise or arrangement, taken any proceedings to have itself declared bankrupt or wound-up, taken any proceedings to have a receiver appointed over any material part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its properties or assets.
6.7 GST Registration
          The Purchaser is or will at the Closing Date be registered under Part IX of the Excise Tax Act and will provide to the Vendor at the Closing Date its registration number under such statute.
ARTICLE VII — COVENANTS
7.1 Access to Information
(a)	During the Interim Period the Vendor agrees that the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Vendor relating to the Business and such examination of the books, records and financial condition of the Vendor relating to the

Business as it reasonably requests and, at the Purchaser’s cost, to make extracts and copies of such books and records. Purchaser shall use its best efforts to conduct any such investigation and examination upon twenty-four (24) hours written notice to the Vendor, and during regular business hours and under reasonable circumstances, and the Vendor shall cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Vendor, Stanga or 121, contained in this Agreement or the Transaction Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Vendor relating to the Business, the Vendor shall cause the officers, employees, consultants, agents, accountants, lawyers and other representatives of the Vendor to cooperate fully with such representatives in connection with such Purchaser review and examination.

(b)	Prior to and up to and including the Closing, the Vendor shall disclose to the Purchaser the personal information of individuals, including the personal information of employees of the Vendor, provided however:
(i)	the personal information disclosed shall only be that which relates to the transactions contemplated hereby and the Purchaser shall only use and disclose that personal information for such purposes; and

(ii)	the personal information disclosed shall be that which is needed in support of the Purchaser’s due diligence and shall not omit any material fact and the Purchaser shall only use and disclose that personal information as needed for the purposes of the Purchaser determining whether to proceed with the transaction contemplated hereby.
(c)	In the event the transactions contemplated hereby are not completed, the Purchaser shall, in respect of all personal information collected pursuant to this Section and which remains in its custody or under its control, either destroy that personal information or return it to the Vendor, at the direction of the Vendor.

(d)	In the event that the transactions contemplated hereby are completed, the personal information of employees received from the Vendor shall only be used by the Purchaser in respect of the employment relationship between the employees and Purchaser:
7.2 Conduct of the Business Pending the Closing
(a)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Vendor during the Interim Period shall:
(i)	conduct the Business only in the ordinary course consistent with past practice;

(ii)	use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the staff) and goodwill of the Vendor and (B) preserve its present relationship with Persons having business dealings with the Vendor;

(iii)	maintain (A) all of the Assets and properties of the Vendor in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)	maintain the books, accounts and records of the Vendor in the ordinary course of business consistent with past practices;

(v)	continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts;

(vi)	comply with all contractual and other obligations applicable to the operation of the Business by the Vendor;

(vii)	promptly pay and discharge all liabilities (including liabilities for services rendered or goods delivered to the Vendor) that are due and payable by it prior to the Closing Date except where such liabilities are being disputed in good faith by appropriate proceedings; and

(viii)	comply in all material respects with applicable Laws.
(b)	Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Vendor during the Interim Period shall not:
(i)	increase the annual level of compensation of the Listed Employees of the Vendor, other than any such increases of not more than 3% in the aggregate granted in the ordinary course of business consistent with past practice, (B) grant any bonus, benefit or other direct or indirect compensation to any Listed Employee other than in the ordinary course consistent with past practice and in such amounts as are fully reserved against in the Financial Statements, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the Listed Employees of the Vendor or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Vendor is a party involving a Listed Employee of the Vendor in his or her capacity as an employee of the Vendor;

(ii)	sell, assign, transfer, convey, lease or otherwise dispose of any of the Assets, except (other than with respect to the Stores or the Business) in the ordinary course of business consistent with past practice of the Vendor;

(iii)	enter into any commitment for Capital Expenditures in excess of $25,000.00 with respect to the Assets;

(iv)	enter into, modify or terminate any labour or collective bargaining agreement of the Vendor or, through negotiation or otherwise, make any commitment or incur any liability to any labour organization with respect to the Vendor;

(v)	introduce any material change with respect to the operation of the Business, including any material change in risk assessment, the types, nature, composition or quality of its products or services or lending practices or, other than in the ordinary course of business, make any change in specifications for product or services of the Business or prices or terms of distributions of such product or services;

(vi)	enter into any transaction or make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice of the Vendor or the Business;

(vii)	become obligated to develop any new locations; or

(viii)	agree to do anything prohibited by this Section 7.2 or take or omit to take any action which would make any of the representations and warranties of the Vendor in this Agreement or the Transaction Documents untrue or incorrect in any respect during the Interim Period.
7.3 Consents
(a)	During the Interim Period the Vendor shall use its commercially reasonable best efforts, and the Purchaser shall cooperate with the Vendor to obtain at the earliest practicable date all consents, waivers, approvals, Orders, Permits and authorizations of any Person or Governmental Body required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents, waivers, approvals, Orders, Permits and authorizations of any Person or Governmental Body referred to in Section 5.5(b) and/or Schedule 5.5 hereof.

(b)	During the Interim Period the Purchaser shall use its commercially reasonable best efforts, and the Vendor shall cooperate with the Purchaser to obtain at the earliest practicable date all consents, waivers, approvals, Orders, Permits and authorizations of any Person or Governmental Body required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents, waivers, approvals, Orders, Permits and authorizations of any Person or Governmental Body referred to in Section 6.3(b) and/or Schedule 6.3 hereof.

7.4 Consents to Real Property Leases
          The Vendor shall at its cost obtain all Consent Documents from landlords and lessors which are required to be obtained under Section 9.3 hereof to transfer the Real Property Leases to the Purchaser pursuant to the terms of any of the Real Property Leases.
7.5 No Solicitation
          During the Interim Period the Vendor will not, nor will it cause or permit any of the Vendor’s directors, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any capital stock or other equity interest in, or material assets of, the Vendor other than the transactions set forth in this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Vendor in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. During the Interim Period, the Vendor will inform the Purchaser in writing immediately following the receipt by the Vendor or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.
7.6 Publicity
          Neither the Vendor, Stanga or 121 or the Purchaser shall make or issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, disclosure is otherwise required by law, applicable to the Purchaser or an Affiliate of the Purchaser. The Vendor specifically acknowledges however, that if in the sole judgment of the Purchaser or its advisors, disclosure of this Agreement is prudent or necessary to comply with public company reporting requirements of disclosure of material transactions, the Purchaser shall be permitted to unilaterally do so. The Purchaser shall use its best efforts to provide prior notification of an announcement to the Vendor.
7.7 Use of Name
          The Vendor hereby agrees that upon the Closing Date, the Purchaser shall have the sole right to the use of the name “Money Mart” in connection with the Stores and the Vendor will discontinue and will cause any Affiliate of the Vendor to discontinue any use of the name “Money Mart” . The Vendor will assign its rights (if any) to all domain names listed in Schedule 5.13 to the Purchaser.
7.8 Non-Competition Agreements
          Each of the Vendor, Stanga and 121 hereby agree that, on or prior to the Closing Date, each of them shall execute and deliver and, except as set out in Schedule 7.8, the Vendor shall cause every other director, officer and shareholder of the Vendor to execute and deliver to the Purchaser a Non-Competition Agreement, substantially in the form of Exhibit A hereto (“Non-Competition Agreement”).
7.9 Employer Health Tax
          Vendor acknowledges and agrees that, notwithstanding the completion of the transactions contemplated by this Agreement, it shall continue to have sole responsibilities and liability for the payment of tax pursuant to the Employer Health Tax Act (Ontario) or any similar legislation in other provinces in respect of all remuneration paid to employees of the Vendor in the Business in respect of services provided during the period up to the Closing Date, whether or not the same is paid by Vendor or Purchaser and whether or not before or after the Closing Date.
7.10 Employees
(a)	The Vendor agrees to provide the Purchaser with an up-to-date list of the names of the operating employees (the “Listed Employees”) and list of non operating employees of the Business at least three (3) Business Days and not more than five (5) Business Days prior to the Closing Date. The Purchaser covenants and agrees that it shall offer employment to the Listed Employees, effective as at the Effective Time, on substantially the same terms and conditions of employment, including any Employee Benefit Plans in effect for such employees, as at June 30, 2006 subject only to wage increases in the normal course of business consistent with past practice not exceeding three (3%) percent. The Vendor shall indemnify and hold harmless the Purchaser from and against all losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims arising before the Closing

Date by any employees of the Business, including non operating employees. No employee of the Business shall be entitled to any rights under this Section 7.10 or under any other provisions of this Agreement.

(b)	The Vendor shall employ all of the Listed Employees set out in Schedule 5.17 until the Closing Date, except for any such employees who prior to the Closing Date:
(i)	are terminated for cause;

(ii)	are terminated with the Purchaser’s consent, which consent shall not be unreasonably withheld;

(iii)	voluntarily resign; or

(iv)	retire.
The Vendor, Stanga and 121 shall not attempt in any way to discourage any of the Listed Employees from accepting any offer of employment to be made by the Purchaser or its Affiliates.
7.11 GST Election
          The Vendor and the Purchaser shall elect jointly pursuant to the provisions of Subsection 167(1) of the Excise Tax Act by completing at or prior to Closing all prescribed forms and related documents in such manner as is prescribed, so that for purposes of the Excise Tax Act, no GST is payable in respect of the purchase and sale of the Assets. The Purchaser covenants that, at or immediately subsequent to the Time of Closing, it will file with Revenue Canada, Customs and Excise, the joint election made under Section 167 of the Excise Tax Act by registered mail and will provide the Vendor with written confirmation of such filing.
7.12 Surrender of Franchise Agreements
          On closing, the Purchaser shall deliver to the Vendor a surrender of all existing franchise agreements between the Vendor and the Purchaser together with releases of all personal and corporate guarantees given by principals and shareholders of the Vendor in the existing franchise agreements with the Purchaser in respect of all liability of such guarantors relating to matters arising from and after the Closing Date.

7.13 Vendor Access to Information
          Subsequent to the Closing, the Purchaser shall allow the Vendor reasonable access to the Vendor’s former books and records relating to the Business and, as reasonably required, access to MMCOLLECT and MMSUITE to enable the Vendor to (i) deal with and process post dated cheques not related to the Loan Portfolio or cheques deposited by the Vendor prior to or after Closing that are returned on or after Closing, (ii) prepare its financial statements for the fiscal year of the Vendor ending subsequent to the Closing, and (iii) respond to and deal with any audit or reassessment of the Vendor by any taxing authority.
7.14 Financial Reporting
(a)	On or before the 15th day of November, 2006, the Vendor shall deliver to the Purchaser management prepared unaudited interim financial statements of the Vendor (with relevant footnotes as in previous audited financial statements) as follows:
(i)	Statement of income and cashflow for period from the Vendor’s last audited year end to September 30, 2006 and the comparative period ended September 30, 2005; and

(ii)	Balance sheet as at September 30, 2006 with comparative balance sheet from the Vendor’s last audited year end;
ARTICLE VIII — CONDITIONS TO CLOSING
8.1 Conditions Precedent to Obligations of Purchaser
          The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (the determination of whether the same are satisfied or not is in the sole reasonable discretion of the Purchaser and any or all of which may be waived by the Purchaser in whole or in part):
(a)	All representations and warranties of the Vendor contained herein shall be true and correct as of the Effective Time on the Closing Date;

(b)	The Vendor shall have performed and complied in all material respects with all obligations and covenants required by this

Agreement to be performed or complied with by Vendor on or prior to the Effective Time on the Closing Date;

(c)	The Purchaser shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by an officer of the Vendor certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b);

(d)	The Purchaser shall have obtained all consents and waivers referred to in Schedule 6.3 hereof with respect to the transactions contemplated by this Agreement and the Purchaser Documents;

(e)	There shall not have been or occurred any Material Adverse Change in the Business since the Balance Sheet Date;

(f)	The Vendor shall have obtained all consents and waivers referred to in Schedule 5.5 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement or the Transaction Documents.

(g)	No Legal Proceedings shall have been instituted or threatened or claim or demand made against either of the Vendor or the Purchaser or any of its Affiliates seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(h)	The Vendor shall have furnished, or caused to be furnished, to Purchaser, in form and substance satisfactory to Purchaser, such certificates and other evidence as Purchaser may have reasonably requested as to the satisfaction of the conditions contained in this Section and as to such other matters relating to the representations, warranties, covenants and undertakings in this Agreement as Purchaser may reasonably request;

(i)	Consent Documents shall have been obtained in form and substance satisfactory to Purchaser in accordance with Section 9.3;

(j)	The Vendor shall have presented a form of opinion of the Vendor’s Solicitors in the form attached as Exhibit “D”;

(k)	The Purchaser shall have received duly executed copies of each of the documents enumerated in Schedule 9.1;

(l)	The Purchaser shall have been furnished with evidence of consents or discharges of security agreements registered against the Assets under the Personal Property Security Act (Ontario) or other applicable legislation as the Purchaser may reasonably require to give effect to the terms of this Agreement;

(m)	The Purchaser shall have received approval of its Board of Directors to consummate the transactions contemplated by this Agreement;

(n)	The Purchaser shall have obtained financing specifically to fund the Purchase Price on terms and conditions acceptable to the Purchaser in its sole discretion;

(o)	Subject to the provisions of Section 8.3(c), the Purchaser shall have obtained all Permits required to operate the Business; and

(p)	The Purchaser shall have entered into purchase agreements with the Related Vendors and the Purchaser and Related Vendors shall have satisfied or waived all conditions precedent to consummating the transactions contemplated in such purchase agreements.

8.2 Conditions Precedent to Obligations of the Vendor
         The obligations of the Vendor to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (the determination of whether the same are satisfied or not is in the sole reasonable discretion of the Vendor and any or all of which may be waived by the Vendor in whole or in part):
(a)	all representations and warranties of the Purchaser contained herein shall be true and correct as of the Effective Time on the Closing Date;

(b)	the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Effective Time on the Closing Date;

(c)	the Vendor shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Vendor) executed by an officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b);

(d)	the Purchase Price shall be delivered at the Closing to the Vendor’s Solicitors including, to the extent applicable, payment of the Permit Holdback to the Vendor’s Solicitor pursuant to Section 8.3(c) and payment of the Lease Assignment Holdback to the Depositary pursuant to Section 9.3;

(e)	the Purchaser shall have presented a form of opinion of the Purchaser’s Solicitor in the form attached as Exhibit “D”;

(f)	the Vendor shall have received duly executed copies of each of the documents enumerated in Schedule 9.2;

(g)	the Purchaser shall have obtained all consents and waivers referred to in Schedule 6.3 hereof, in a form reasonably satisfactory to the Vendor, with respect to the transactions contemplated by this Agreement and the Purchaser Documents;

(h)	no Legal Proceedings shall have been instituted or threatened or claim or demand made against either of the Vendor or the Purchaser or any of its Affiliates seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i)	the Purchaser shall have furnished to Vendor, in form and substance satisfactory to Vendor, such certificates and other evidence as Vendor may have reasonably requested as to the satisfaction of the conditions contained in this Section and as to such other matters relating to the representations, warranties, covenants and undertakings in this Agreement as Vendor may reasonably request;
8.3 Failure to Satisfy Conditions Precedent Set Out in 8.1
          If any of the foregoing conditions contained in Section 8.1 which by their terms are to be satisfied on or before the Time of Closing are not satisfied at the Time of Closing, the Purchaser may:
(a)	refuse to complete the transactions contemplated in this Agreement by notice in writing to the Vendor and, in such event, the Purchaser shall be released from all of its obligations under this Agreement and this Agreement shall thereupon be deemed to be null and void and of no force or effect whatsoever; or

(b)	complete the transactions contemplated in this Agreement, it being expressly understood and agreed that following such completion the Purchaser may not rely upon the warranties, representations or covenants relating to any unsatisfied condition unless the ability to satisfy the unsatisfied condition was within the reasonable control of the Vendor;
provided that any of the said conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of non-fulfillment and/or non-

performance of any other condition or conditions; any such waiver prior to the Time of Closing to be binding on the Purchaser only if same is in writing.
(c)	If at Closing the Purchaser has obtained all Permits to operate some but not all Stores, then, the parties shall complete the purchase and sale with respect to Stores for which the Purchaser has obtained all Permits on the Closing Date. That portion of the Purchase Price attributable to each Store for which the Purchaser has not obtained all Permits (“Permit Holdback”) shall be paid to the Vendor’s Solicitor to be held in escrow in an interest bearing trust account and the Closing Date for such Store shall be deemed to be ten (10) business days following receipt of all Permits for such Store, at which time the purchase and sale of such Store shall be completed in accordance with and subject to the terms of 11.5(b) including the terms and conditions applicable to Closing and, the Permit Holdback together with interest thereon, shall be delivered to the Vendor. The Purchaser covenants and agrees to make commercially reasonable best efforts to make application for and obtain such Permits. If the Purchaser has been unable to obtain all Permits for any Store within one hundred twenty (120) days following the Closing Date, then with respect to each such Store (i) the parties shall be released from their obligations under this Agreement and this Agreement shall thereupon be deemed to be null and void and of no force and effect whatsoever; and (ii) the Vendor’s Solicitor shall repay to the Purchaser the Permit Holdback attributable to such Store with all interest accrued thereon without set off or deduction. The Permit Holdback for a Store shall be the percentage of the Purchase Price that is equal to the percentage that the annual gross revenue for the fiscal period ending on the Balance Sheet Date for the Store bears to the annual gross revenue of all Stores of the Vendor for the same period.
8.4 Failure to Satisfy Conditions Precedent Set Out in 8.2
          If any of the conditions contained in Section 8.2 which by their terms are to be satisfied on or before the Time of Closing are not satisfied at the Time of Closing, the Vendor may:

(a)	refuse to complete the transactions contemplated in this Agreement by notice in writing to the Purchaser and, in such event, the Vendor, Stanga and 121, shall be released from all of their obligations under this Agreement and this Agreement shall be thereupon be deemed to be null and void and of no force or effect whatsoever; or

(b)	complete the transactions contemplated in this Agreement, it being expressly understood and agreed that following such completion, the Vendor may not rely upon the warranties, representations or covenants relating to any unsatisfied condition unless the ability to satisfy the unsatisfied condition was within the reasonable control of the Purchaser;
provided that any of the said conditions may be waived in whole or in part by the Vendor without prejudice to its rights of rescission in the event of non-fulfillment and/or non-performance of any other condition or conditions; any such waiver prior to the Time of Closing to be binding on the Vendor only if same is in writing.
ARTICLE IX — DOCUMENTS TO BE DELIVERED
9.1 Documents to be Delivered by the Vendor
          At the Closing, the Vendor shall execute and deliver, or cause to be executed and delivered, to the Purchaser those agreements, instruments and other documents required to be delivered by the Vendor pursuant to Schedule 9.1 and such other instruments as may be required by the terms of this Agreement to be delivered at the Closing.
9.2 Documents to be Delivered by the Purchaser
          At the Closing, the Purchaser shall execute and deliver, or cause to be executed and delivered, to the Vendor those agreements, instruments and other documents required to be delivered by the Purchaser pursuant to Schedule 9.2 and such other instruments and documents and items and make such payments of money as are required by the terms of this Agreement to be delivered or paid at the Closing.
9.3 Minimum Lease Assignments
(a)	The Vendor shall obtain and provide to the Purchaser the estoppel certificates and consents to assignment (“Consent Documents”) under the

Real Property Leases, substantially in the form set out in Exhibit “B” hereto, duly executed by the landlords of the Real Property Leases for transfer of the Real Property Leases to Purchaser. If the Vendor obtains the Consent Documents under 90% of the Real Property Leases listed on Schedule 5.11(a) (the “Minimum Lease Condition” for purposes of Article IX) then the condition precedent set forth in Section 8.1(i) shall be deemed to be met.
(b)	If at Closing all Consent Documents have not been obtained but the Minimum Lease Condition is satisfied, then for each Store (“Deficient Store”) and Real Property Lease for which the Vendor has not obtained Consent Documents, the Purchaser may, at its option:
(i)	complete the sale of Assets only for the Stores for which Consent Documents have been provided and that portion of the Purchase Price attributable to the Deficient Store (calculated below) shall be paid into escrow with the Vendor’s Solicitors acting as Depository in the Escrow 1 Agreement (the form of which Escrow 1 Agreement is attached as Exhibit “C1” hereto) and the Purchase Price deliverable to the Vendor on Closing pursuant to Section 3.2 and 3.3 shall be reduced accordingly. Purchase and sale for the Deficient Store will be completed within ten (10) business days following receipt of the Consent Documents provided however should Consent Documents not be provided within one (1) year from the Closing Date, the Purchaser must elect to either proceed with the purchase of the Deficient Store or terminate this Agreement with respect to purchase of the Deficient Store and, in such latter case, the monies held in escrow shall be refunded to the Purchaser. After such one (1) year period, in order to elect to proceed with purchase of the Deficient Store the Purchaser shall deliver written notice to the Vendor of its intention to proceed with the purchase and sale at any time on or prior to the next business day following the first anniversary of the Closing Date. The Closing Date for such Deficient Store shall be deemed to be the tenth (10th) business day following the date of delivery of notice at which time the purchase and sale of the Deficient Store shall be concluded. The portion of the Purchase Price attributable to the Deficient Store paid into escrow shall be the percentage of the Purchase Price that is equal to the percentage that the annual gross revenue for the fiscal period ending June 30, 2006 for the Deficient Store bears to the annual gross revenue for all Stores of the Vendor for the same period; or

(ii)	proceed with purchase and sale of the Deficient Store in which case for such Deficient Store :
(A)	the amount of C$250,000.00 of the Purchase Price shall be placed into escrow (“Lease Assignment Holdback”) with the Vendor’s Solicitor acting as the Depositary in the Escrow 2 Agreement (the form of which Escrow 2 Agreement is attached as Exhibit “C2” hereto) pending receipt and delivery of such Consent Documents (and the Purchase Price deliverable to the Vendor on Closing pursuant to Section 3.2 and Section 3.3 shall be reduced accordingly). Any Lease Assignment Holdback amounts shall be held in escrow and disbursed pursuant to and as provided in the Escrow 2 Agreement.

(B)	In the event that Consent Documents are not thereafter procured as to a particular Deficient Store and as a result Purchaser is forced to move the location of the Deficient Store to another site, all relocation and related costs of the Purchaser incurred in connection with the relocation of the Deficient Store including any differential in rental rate during the remaining term of the Real Property Lease of the Deficient Store shall be reimbursed to the Purchaser out of the Lease Assignment Holdback. In the event that the holdback is insufficient to reimburse the Purchaser for all the costs of relocation then the Vendor shall reimburse the Purchaser for the shortfall.

(C)	In the event that Consent Documents in substantially the form proffered by the Purchaser are thereafter procured, the amount of the Lease Assignment Holdback escrowed as to the Deficient Store shall be remitted to the Vendor.

(D)	In the event that neither of the events described in 9.3(b)(ii)(B) nor 9.3(b)(ii)(C) occurs as to a Deficient Store within one (1) year of the Closing Date, and during such one (1) year period the Vendor has used reasonable commercial efforts to obtain the Consent Documents and the landlord of the Deficient Store has taken no steps to terminate the lease or Purchaser’s possession of the Deficient Store, then the funds escrowed as to the Deficient Store shall be paid over to the Vendor.

ARTICLE X — INDEMNIFICATION
10.1 Survival
          The representations and warranties of the Vendor, Stanga and the Purchaser shall remain operative and in full force and effect regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto. Notwithstanding anything to the contrary herein, any representation or warranty which is the subject of a claim or dispute which is asserted in writing prior to the expiration of the applicable period set forth in 10.2(a) or (b) shall survive with respect to such claim or dispute until the final resolution and satisfaction thereof.
10.2 General Indemnification
(a)	The Vendor, Stanga and 121, hereby jointly and severally agree to indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees, agents, successors and assigns, (collectively, the “Purchaser Indemnified Parties”):
(i)	for a period of two (2) years from the Closing Date from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:
(A)	the failure of any representation or warranty of the Vendor or Stanga, set forth in this Agreement, any Transaction Document or any certificate or instrument delivered by or on behalf of the Vendor pursuant to this Agreement, to be true and correct in all respects both as of the date of this Agreement and on the Closing Date;

(B)	the breach of any covenant or other agreement on the part of the Vendor under this Agreement or any Transaction Document;

(C)	any Excluded Liability;

(D)	any Release of Hazardous Materials by or held on behalf of (i) the Vendor or (ii) any Person for whose actions the Vendor is responsible in law in, on, at, or from the Stores which occurred, or resulted from operations occurring, as of or prior to the Closing; any tort liability to third parties as a result of any Releases or from exposure to Hazardous Materials arising from any Releases as of or prior to Closing; notification or designation under any Environmental Law as a potentially responsible party for onsite or offsite disposal of Hazardous Materials, which disposal occurred as of or prior to the Closing; or any other Environmental Costs and Liabilities and any other Environmental Claim or Remedial Action resulting from or based upon anything related to the Stores as of or prior to Closing; and
(ii)	for an unlimited period from and against and in respect of and Ninety-Two and three quarters (92.75%) Percent of all Losses resulting from, arising out of, or based on or relating to the provision of financial services by the Vendor to its customers prior to the Closing Date, (other than any Losses resulting from, arising out of or based on or calculated in reference to the receipt by the Purchaser or any Affiliate of the Purchaser of any royalty payments as a franchisor in respect of the provisions of such services by the Vendor), including without restricting the generality of and subject to the foregoing, payments of any judgment or settlement by the Purchaser in any class proceedings in respect of payday loan transactions conducted by the Vendor with its customers prior to the Effective Time, other than payments of any judgment or settlement by the Purchaser resulting from, arising out of or based on or calculated in reference to the receipt by the Purchaser or any Affiliate of the Purchaser of any royalty payments in respect of such payday loan transactions.

(iii)	For an unlimited period from and against and in respect of all Losses resulting from, arising out of, based on or relating to fraud by the Vendor, Stanga or 121.
(b)	Purchaser agrees to indemnify and hold harmless the Vendor and its respective Affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Vendor Indemnified Parties”):
(i) for a period of two (2) years from the Closing Date from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:
(A)	the failure of any representation or warranty of the Purchaser set forth in this Agreement or any Purchaser Document or any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all respects both as of the date of this Agreement and on the Closing Date;

(B)	the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Purchaser Document;

(C)	any Contract Liabilities; and

(ii)	for an unlimited period from and against and in respect of Seven and one quarter (7.25%) Percent of all Losses resulting from arising out of, or based on or relating to the provision of payday loans by the Vendor to its customers prior to the Effective Time.
10.3 Limitations on Indemnification
(a)	The Vendor, Stanga and 121 shall not have any liability under Section 10.2(a)(i), unless and until the aggregate amount of Losses subject to indemnification thereunder exceeds C$30,000.00 and in such event, the Vendor, Stanga and 121 shall be required to pay the entire amount of such Losses in excess of C$30,000.00.

(b)	The Purchaser shall not have any liability under Section 10.2(b)(i), unless and until the aggregate amount of Losses subject to indemnification thereunder exceeds C$30,000.00 and, in such event, the Purchaser shall be required to pay the entire amount of such Losses in excess of C$30,000.00.

(c)	The maximum aggregate liability of the Vendor, Stanga and 121 in respect of an indemnity obligation arising pursuant to Section 10.2(a)(ii) shall be limited to and shall not exceed an amount equal to fifty (50%) percent of the Purchase Price received by the Vendor.

10.4 Indemnification Procedures
          For the purposes of administering the indemnification provisions of Sections 10.2 and 10.3, the following procedures shall apply:
(a)	If an indemnified party shall receive notice of any Claim which the indemnified party asserts is indemnifiable under Section 10.2, the indemnified party shall notify the indemnifying party (the “Indemnitor”) of such Claim in writing promptly following the receipt of notice of the commencement of such Claim. The failure to give notice as required by this Section 10.4 in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby.

(b)	The indemnified party shall have the right in first instance to assume defence of any Claim. If the indemnified party notifies the Indemnitor that it does not elect to assume the defence of the Claim then the Indemnitor shall be entitled to assume the defense or settlement of any Claim of the type referred to in clause (a) hereof (with counsel reasonably satisfactory to the indemnified party) if the Indemnitor shall provide the indemnified party a written acknowledgment of its liability to indemnify such indemnified party against all Losses resulting from, relating to or arising out of such Claim. If the Indemnitor assumes any such defense or settlement, it shall pursue such defense or settlement in good faith subject to the indemnified party’s right to assume defence of the Claim. If the Indemnitor fails to elect in writing to assume the defense of any Claim or to provide the written acknowledgment provided for above within 10 days after the notification referred to above, or if the indemnified party elects to defend or assume defence of the Claim, the indemnified party shall have the sole right to engage counsel and with counsel to defend the Claim in its sole discretion, provided, however, that the indemnified party shall not settle or compromise any such Claim for which it seeks indemnity from the Indemnitor without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld or delayed).

(c)	In cases where the Indemnitor has assumed the defense or settlement with respect to a Claim as provided above, the Indemnitor shall be entitled to assume such defense or settlement provided that: (i) the indemnified party (and its counsel) shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; (ii) the Indemnitor shall not be entitled to settle or compromise any such claim without the consent or agreement of the indemnified party (such consent not to be unreasonably withheld or delayed); and (iii) after written notice by the Indemnitor to the indemnified party of its election to assume control of the defense of any Claim, the Indemnitor shall not be liable to such indemnified party hereunder for any legal fees and disbursements subsequently incurred by such indemnified party in connection therewith.

(d)	The Vendor acknowledges that the Purchaser has been named as a Defendant in class proceedings in the Province of Ontario. To the extent that such class proceedings in whole or in part claim damages against the Purchaser for payday loans provided by the Vendor to its customers prior to the Closing Date (other than a claim for damages based upon or calculated in reference to the royalties received by the Purchaser or any Affiliate of the Purchaser in respect of such transactions) such class proceedings constitute a Claim of which the Vendor has received notice, however the Vendor does not hereby acknowledge nor does it reject any liability to indemnify the Purchaser, and the Vendor specifically reserves its right to acknowledge or to reject any liability to indemnify the Purchaser for Losses in respect of such Claim.

(e)	Notwithstanding anything to the contrary herein, to the extent that two or more parties are “indemnified parties” in connection with a Claim (for example, if one legal action is commenced that has multiple Claims the nature of which result in the Purchaser being an indemnified party for certain of the Claims and the Vendor being an indemnified party for other Claims contained in the same legal action), then each party shall be entitled to assume defence of that portion of the Claim pursuant to which it is the indemnified party.
ARTICLE XI — GENERAL
11.1 Specific Performance
          The Vendor, Stanga and 121 acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Vendor under this Agreement, including, without limitation, the Vendor’s obligation to sell the Assets to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
11.2 Further Assurances
          The Vendor and the Purchaser agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.
11.3 Submission to Jurisdiction; Consent to Service of Process
(a)	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or other court located within the Province of Ontario over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by action on the judgment by or in any other manner provided by law.

(b)	Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.8.
11.4 Entire Agreement, Amendments, Waivers and Confidentiality
          This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The parties acknowledge that they each participated in drafting this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part thereof.
11.5 Severability
(a)	If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

(b)	In the event that the Purchaser does not, pursuant to Section 8.3(c) and/or Section 9.3(b)(i), purchase all of the Stores on the Closing Date, then the provisions of this Agreement including the representations, warranties, covenants, obligations and indemnities set out herein shall apply only with respect to the Stores that are purchased on the Closing Date. Furthermore, the provisions of this Agreement including the representations, warranties, covenants, obligations and indemnities shall continue to apply with respect to the Stores not so purchased as if the Closing Date did not occur.
11.6 Binding Effect; Assignment
          This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void;

provided, however, that the Purchaser may assign this Agreement and any or all rights hereunder (including, without limitation, the Purchaser’s rights to purchase the Assets and the Purchaser’s rights to seek indemnification hereunder) to (a) any Affiliate of the Purchaser (provided that the Purchaser shall remain liable for all of its obligations under this Agreement) or (b) after the Closing, to any purchaser or transferee of any of the Assets of the Vendor. Upon any such permitted assignment, the references in this Agreement to the Purchaser or the Vendor shall also apply to any such assignee unless the context otherwise requires.
11.7 Counterparts
          This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
11.8 Notices
          All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):
If to Purchaser:
National Money Mart Company
401 Garbally Road
Victoria, B.C. V8T 2K1
Attention: Syd Franchuk
- and -
Dollar Financial Corp.
1436 Lancaster Avenue
Suite 310
Berwyn, PA. 19312
Attention: Roy Hibberd, General Counsel

with a copy to:
Bishop & McKenzie LLP
2500, 10104 - 103 Avenue
Edmonton, Alberta
T5J 1V3
Attention: Norman J.K. Bishop
If to the Vendor, Stanga and 121:
Jenica Holdings Inc.
107 Plains Road W. Unit #6
Burlington, ON L7T 1E8
with a copy to:
Ross & McBride LLP
1 King Street West, 10th Floor
Hamilton, Ontario
L8P 1A4
Attention: Paul D. Paradis
Any notice given in accordance with this paragraph shall be deemed received on the date of personal delivery or five (5) days after posting by registered mail. Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.
11.9 Language
          The parties have acknowledged that they have requested and consented that this Agreement and all documents, notices, correspondence and legal proceedings consequent thereon, ancillary or related directly or indirectly thereto, forming part hereof or resulting herefrom be drawn up in English.

11.10 Governing Law
          This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without giving effect to principles of conflicts of law.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

JENICA HOLDINGS INC.

Per:

Witness	SHELLEY STANGA

1210260 ONTARIO LIMITED

Per:

NATIONAL MONEY MART COMPANY

Per: